Exhibit 99.1

Tapestry, Inc. Provides Update on COVID-19 Response Initiatives

NEW YORK--(BUSINESS WIRE)--March 26, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced a coordinated set of initiatives intended to support its employees and communities as well as to enhance financial flexibility during the economic disruption caused by the global COVID-19 pandemic.

“In this period of unprecedented volatility, we are focused on our stakeholders, including our employees and stockholders. We are taking immediate steps to support our employees and local communities. In addition, out of an abundance of caution, we have acted to augment our strong liquidity and reinforce our financial flexibility,” said Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc. “We have an 80-year history of successfully navigating external crises. Our three brands are powerful and resonate deeply with consumers globally. This, along with the resilience of our teams, underscores our confidence in the future.”

Distribution Network

Tapestry continues to closely monitor developments and is committed to taking appropriate actions to protect the health and safety of its employees, customers and communities.

  In light of continued efforts to slow the transmission of COVID-19, Tapestry has extended store closures in North America and Europe for an additional two weeks (through April 10th). The Company will reassess store closure decisions on a bi-weekly basis. Employees at closed locations will continue to receive pay and benefits over the next four weeks.
  Across all three brands, nearly all of the Company’s stores in China have re-opened and customers are gradually returning to our stores. Elsewhere in Asia, the majority of our stores are open, but operating on shortened hours.
  Tapestry’s e-commerce platforms and distribution centers remain operational globally, across all major regions. Our brands continue to engage with customers online and through social media. Tapestry has implemented enhanced measures to safeguard the health, safety and well-being of team members who are working in its distribution facilities.

Community Support

Giving back to the community has always been one of Tapestry’s core values.

  During this crisis, our foundations will match gifts made by Tapestry employees in North America to support qualified charitable COVID-19 causes, up to $10,000 per employee under Tapestry’s matching gift program. The Coach Foundation will also make an additional contribution to an organization crowd-sourced by employees in North America.
  Importantly, the Coach and kate spade new york Foundations are actively pursuing opportunities to partner with private and public sector entities to provide assistance to the most vulnerable.
  Finally, the Company will be donating 15,000 masks to hospitals in the U.S., the U.K. and Spain, with additional masks expected to be delivered in April.

Financial Flexibility

Tapestry has a long history of successfully navigating economic cycles and global crises. The Company closed calendar 2019 with $1.2 billion in cash and short-term investments. In order to preserve cash and pre-emptively ensure that the company maintains ample liquidity, the Company is taking the following steps:

  Drawing down $700 million from its $900 million revolving credit facility to add to cash balances.
  Suspending its quarterly cash dividend beginning in the fourth quarter of fiscal 2020. The Company’s previously announced quarterly cash dividend of $0.3375 cents per common share payable on March 30, 2020 is not affected by this suspension. Tapestry remains committed to returning capital to shareholders through a dividend on a long-term basis and will evaluate the program when the environment normalizes.
  Suspending its share repurchase program. The Company has $600 million remaining on its current share repurchase authorization following $300 million in repurchases completed in the first quarter of fiscal year 2020.
  Reviewing every opportunity to eliminate non-essential operating expenses, while reducing capital expenditures and tightly managing inventories.

The Company will provide an update on the operational and financial impacts of the coronavirus outbreak on its global business during its third quarter fiscal 2020 conference call scheduled for April 30, 2020.

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements regarding the Company’s dividend and share repurchase program and the statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," “confident,” “future,” "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “believe,” "anticipate," “proactive,” “preemptive,” “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “commit,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of tax legislation, the impact of the COVID-19 outbreak, etc. Please refer to the Company’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com